Exhibit 99.1

From: Rick White (media)
414.221.4444
rick.white@we-energies.com

Colleen Henderson (investors)
414.221.2592
colleen.henderson@we-energies.com

February 4, 2004

Wisconsin Energy Corporation reaches agreement to sell WICOR Industries for $850 million

MILWAUKEE -- Wisconsin Energy Corporation (NYSE: WEC) announced today that it has reached agreement to sell WICOR Industries, a manufacturer of water systems, filtration, and pool equipment products, to Pentair, Inc. (NYSE: PNR) for $850 million. In addition, Pentair will assume approximately $25 million of debt. After taxes, fees and debt redemption costs, Wisconsin Energy expects to record a gain of $0.15 to $0.20 per share.

"The sale of WICOR Industries allows us to focus on our core energy business, while ensuring that the manufacturing operations and its employees have the opportunity for continued growth as part of a world-class manufacturing organization," said Richard A. Abdoo, chairman and chief executive officer of Wisconsin Energy Corporation.

Following the sale, Pentair plans to relocate the headquarters of its Water and Wastewater Systems division to Delavan, Wisconsin.

WICOR Industries manufactures equipment under the Sta-Rite, Hypro and SHURflo brands and had revenues of approximately $750 million in 2003.

Proceeds from the sale will be used to reduce Wisconsin Energy debt, help fund the construction of new electric generating and distribution facilities, and repurchase approximately $50 million of Wisconsin Energy common stock.

In addition, the company will begin purchasing shares on the open market for its dividend reinvestment plan, rather than issuing new stock to the plan.

"These actions strengthen our balance sheet and demonstrate significant progress in executing our strategy," said Gale E. Klappa, president of Wisconsin Energy Corporation. "Combined with the 5% increase in our common stock dividend that we announced this morning, these developments reflect a company on solid financial footing -- a company with strong confidence in its future."

The sale of WICOR Industries is expected to close in the second or third quarter of 2004 following customary regulatory reviews.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $9 billion in assets.

Pentair is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair's Enclosures Group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group manufactures and markets innovative products under established brand names to professionals and do-it-yourself users. Pentair's 2003 revenues totaled $2.7 billion. The company employs more than 12,000 people in over 50 locations around the world.

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2002, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

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